Exhibit 10.3

2004 Freescale Incentive Plan

Overview

The 2004 Freescale Incentive Plan (the “Plan”) has been established to motivate select senior officers of Freescale Semiconductor, Inc. (the “Company”) to achieve exceptional financial performance. The Plan provides participants the opportunity to earn special awards with respect to the Company’s performance in the fiscal years ending December 31, 2004 and December 31, 2005 (each a “Plan Year”).

Eligibility

Senior officers and other key employees of the Company or a subsidiary selected by the Compensation Committee of the Board of Directors (“Committee”) shall participate in the Plan. The participation of officers and other key employees who are newly hired during a Plan Year shall be at the discretion of the Committee. To earn an award under the Plan the participant must be (i) active on a Freescale payroll at the end of a Plan Year, (ii) on an approved leave of absence at the end of such year, or (iii) retired or deceased during the Plan Year while actively employed or on an approved leave of absence. Retirement shall be determined in accordance with Company policy.

Administration

The Committee has the authority to manage, administer, amend and interpret the terms of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

Award Calculation

The award amounts earned in each Plan Year, if any, will be based on growth of Revenue and Operating Earnings during each Plan Year. The award in each Plan Year for each participant will be determined by multiplying the participant’s Eligible Earnings for that year by the factor indicated in a matrix established for each year by the Committee that relates the Company’s Revenue and Operating Earnings for that Plan Year. For these purposes, the Revenue of the Company shall be determined in accordance with GAAP and as disclosed in the Company’s annual earnings release for each respective Plan Year. Operating Earnings shall be determined in accordance with GAAP, net of special items, and charges related to divestiture from Motorola will be excluded. Revenue and Operating Earnings of the Company for the 2004 Plan Year shall include Revenue and Operating Earnings earned by SPS prior to the establishment of the Company as a separate entity.

Payout of Earned Awards

The amount of each participant’s award, if any, for a Plan Year will be determined as soon as practicable after the Company’s annual earnings release for that Plan Year. Any awards determined by application of a factor of .50 or less from the matrix shall be paid in cash as soon as practicable after the determination of the amount of the award. Any award determined by applying a factor in excess of .50 shall be paid 50% in cash as soon as practicable after the determination of the amount of the award and 50% in restricted stock units which vest upon completion of a two-year period of service with the Company from the date of the determination of the amount of the award. At the time of vesting, the Company will issue to the participant a stock certificate for a number of shares of its common stock equal to the number of restricted stock units then credited to the participant’s account. Any fractional restricted stock unit will be paid in cash.

Reserved Shares

The aggregate number of shares of Freescale Class A Common Stock that may be issued under the Plan will not exceed 1 million (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction).

General Provisions

•	Awards are subject to all applicable taxes and other required deductions.

•	This Plan does not constitute a guarantee of employment nor does it restrict the Company’s rights to terminate employment at any time or for any reason.

•	The Plan and any individual award is offered as a gratuitous award at the sole discretion of the Company. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’s rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

•	The awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

•	This Plan is provided at the Company’s sole discretion and the Company may amend or terminate it at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in 2006 and subsequent years.

•	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards.

•	Employees who resign or are terminated prior to the end of a Plan Year shall not receive a pro rata award.

•	Employees who are separated from employment with the Company due to divestiture, closure, or dissolution of a business prior to the end of a Plan Year are not eligible to receive an award for that Plan Year.

•	A pro rata portion of the award for a Plan Year for an employee who has died prior to the end of that Plan Year while actively employed or on a leave of absence will be paid to the decedent’s estate.

•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

•	To the extent not preempted by federal law, the Plan will be construed in accordance with and governed by the laws of the state of Texas without giving effect to the principles of conflicts of laws.